                                                                    EXHIBIT 5

April 12, 1999


Metropolitan Life Insurance Company
One Madison Avenue
New York, New York 10010

Dear Sirs:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 2 to Registration Statement No. 333-40161 on Form S-6 ("Registration Statement") which covers premiums received under the Equity Options offerd by Metropolitan Life Insurance Company ("MLIC") in each State where they have been approved by appropriate State insurance authorities. As a Vice-President and Actuary of MLIC, I have reviewed the Equity Options forms and I am familiar with the Registration Statement and Exhibits thereto. In my opinion the illustrations of Equity Options death benefits, cash values and cash surrender values in Exhibit 1(A)(5)(d) included in the Registration Statement, based on the assumptions stated therein, are consistent with the provisions of the Equity Options forms. The rate structure of each Equity Options form has not been designed so as to make the relationship between premiums and benefits, as shown in these illustrations appear to be correspondingly more favorable to a prospective purchaser of the FPMLI for males age 40, than to prospective purchasers of FPMLI for a male at other ages or for a female.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal, Accounting and Actuarial Matters" in the Prospectuses.

                                                Very truly yours,


                                                /s/ Marian Zeldin
                                                -----------------
                                                Marian Zeldin
                                                Vice-President and
                                                Actuary